Exhibit 99.1

Contact: Jerald L. Shaw, President and Chief Executive Officer Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS NET LOSS OF $1.4 MILLION OR $0.58 PER DILUTED SHARE
FOR THE SECOND FISCAL QUARTER OF 2018

Lacey, WA (January 29, 2018) - Anchor Bancorp (NASDAQ - ANCB) ("Company"), the holding company for Anchor Bank ("Bank"), today reported second quarter earnings for its fiscal year ending June 30, 2018. For the quarter ended December 31, 2017, the Company reported a net loss of $1.4 million or $0.58 per diluted share, compared to net income of $420,000 or $0.17 per diluted share for the quarter ended December 31, 2016.  For the six months ended December 31, 2017, the Company reported a net loss of $359,000 or $0.15 per diluted share, compared to net income of $993,000 or $0.41 per diluted share for the same period last year.  The loss for the quarter was the result of a one-time revaluation adjustment to the Company's deferred tax asset to account for the future impact of lower corporate tax rates as a result of the Tax Cuts and Jobs Act that was enacted on December 22, 2017.  The tax revaluation resulted in a $2.4 million increase in the Company's income tax expense and a ($0.96) reduction in earnings per diluted share for the second quarter.

"While the reduction in corporate tax rates required a one-time adjustment to our net deferred tax asset, I am nonetheless pleased with our core operating results," stated Jerald L. Shaw, President and Chief Executive Officer.  "Income before the provision for income taxes for the second quarter was $1.4 million which is our highest level of earnings since the financial crisis. Our net interest margin increased 11 basis points to 4.27% and our efficiency ratio improved 145 basis points to 72.1% as compared to 86.6% for the same quarter last year." stated Mr. Shaw.

Fiscal Second Quarter Highlights

•	Loans receivable, net, increased $20.3 million, or 5.4%, to $398.2 million at December 31, 2017 from $377.9 million at June 30, 2017;
•
Net interest income before provision for loan losses increased $431,000, or 10.5%, to $4.5 million for the quarter ended December 31, 2017 compared to $4.1 million for the quarter ended December 31, 2016;

•	Net interest margin ("NIM") was 4.27% for the quarter ended December 31, 2017 compared to 4.16% for the quarter ended December 31, 2016; and
•	Allowance for losses as a percent of nonperforming loans increased to 283.3% from 110.8% at June 30, 2017.

Balance Sheet Review

Total assets increased by $10.3 million, or 2.2%, to $472.8 million at December 31, 2017 from $462.5 million at June 30, 2017. Cash and cash equivalents decreased by $6.8 million, or 47.7%, to $7.4 million at December 31, 2017, from $14.2 million at June 30, 2017.  Securities available-for-sale and held-to-maturity decreased $1.3 million, or 6.3%, and $749,000 or 15.1%, respectively.  The decreases in these portfolios were primarily the result of contractual principal repayments.

Loans receivable, net, increased $20.3 million, or 5.4%, to $398.2 million at December 31, 2017 from $377.9 million at June 30, 2017 due to increases in construction and one-to-four family loans. Construction loans increased $27.9 million, or 56.9%, to $77.1 million at December 31, 2017 from $49.2 million at June 30, 2017.  There was $43.0 million in undisbursed construction loan commitments at December 31, 2017. Our construction loans are primarily for the construction of multi-family properties and to a lesser extent, loans for the construction of single family and commercial properties. One-to-four family loans increased $5.2 million, or 8.6%, to $64.9 million at December 31, 2017 from $59.7 million at June 30, 2017. All other loan categories decreased. Commercial real estate loans decreased $9.8 million, or 6.3%, to $145.7 million at December 31, 2017 from $155.5 million at June 30, 2017.  This decrease was primarily due to the repayments of a $3.2 million commercial real estate loan secured by a self-storage facility, a $3.2 million loan for two industrial properties and a $1.0 million loan secured by a professional office property.  We also reclassified a $2.0 million multi-tenant commercial real estate loan to real estate owned ("REO") and recorded during the six months ended December 31, 2017 a $200,000 charge upon transfer to reflect its fair market value.   Land loans decreased $1.5 million, or 18.3%, to $6.6 million at December 31, 2017 from $8.1 million at June 30, 2017.  Multi-family loans decreased $579,000, or 1.0%, to $59.9 million at December 31, 2017 from $60.5 million at

Anchor Bancorp
January 29, 2018

June 30, 2017.  Consumer loans decreased $384,000, or 2.0%, to $18.4 million at December 31, 2017 from $18.7 million at June 30, 2017.  Commercial business loans decreased $698,000, or 2.2%, to $30.9 million at December 31, 2017 from $31.6 million at June 30, 2017.

Loans receivable consisted of the following at the dates indicated:

	December 31, 2017	June 30, 2017	December 31, 2016
	(In thousands)
Real estate:
One-to-four family	$64,893	$59,735	$60,191
Multi-family	59,921	60,500	52,099
Commercial	145,749	155,525	139,529
Construction	77,136	49,151	44,057
Land loans	6,581	8,054	7,367
Total real estate	354,280	332,965	303,243

Consumer:
Home equity	14,013	13,991	15,949
Credit cards	2,405	2,596	2,731
Automobile	497	627	650
Other consumer	1,439	1,524	1,791
Total consumer	18,354	18,738	21,121

Business:
Commercial business	30,905	31,603	34,850

Total Loans	403,539	383,306	359,214

Less:
Deferred loan fees and loan premiums, net	1,186	1,292	1,226
Allowance for loan losses	4,128	4,106	3,861
Loans receivable, net	$398,225	$377,908	$354,127

Total liabilities increased $10.9 million to $407.6 million at December 31, 2017 from $396.7 million at June 30, 2017, primarily as the result of an increase of $17.5 million in FHLB advances, partially offset by a decrease of $6.7 million in deposits. The increase in FHLB advances was primarily used as a funding source for our loan portfolio growth.

Anchor Bancorp
January 29, 2018

Deposits consisted of the following at the dates indicated:

	December 31, 2017		June 30, 2017		December 31, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing demand deposits	$50,285	14.9%	$52,606	15.2%	$50,546	15.4%
Interest-bearing demand deposits	32,875	9.7	31,464	9.1	29,505	9.0
Money market accounts	62,036	18.3	73,154	21.2	89,969	27.5
Savings deposits	45,134	13.3	43,454	12.6	43,890	13.4
Certificates of deposit	148,122	43.8	144,509	41.9	113,686	34.7
Total deposits	$338,452	100.0%	$345,187	100.0%	$327,596	100.0%

Credit Quality

Total delinquent loans (past due 30 days or more), decreased $1.9 million to $2.2 million at December 31, 2017 from $4.1 million at June 30, 2017, primarily due to the transfer of the $2.0 million commercial real estate loan discussed above to REO at a fair market value of $1.8 million.  The percentage of nonperforming loans, consisting solely of nonaccrual loans, to total loans decreased to 0.4% at December 31, 2017 from 1.0% at June 30, 2017. The Company recorded a $105,000 provision for loan losses for the quarter ended December 31, 2017 due to loan growth. The allowance for loan losses of $4.1 million at December 31, 2017 represented 1.0% of total loans and 283.3% of nonperforming loans. This compares to an allowance of $4.1 million at June 30, 2017, representing 1.1% of total loans and 110.8% of nonperforming loans.

Nonperforming loans decreased to $1.5 million at December 31, 2017, from $3.7 million at June 30, 2017, and were $2.8 million at December 31, 2016.  Nonperforming loans consisted of the following at the dates indicated:

	December 31, 2017	June 30, 2017	December 31, 2016
	(In thousands)
Real estate:
One-to-four family	$949	$1,170	$2,421
Commercial	—	1,992	201
Total real estate	949	3,162	2,622
Consumer:
Home equity	223	242	68
Total consumer	223	242	68
Business:
Commercial business	285	300	85
Total	$1,457	$3,704	$2,775

As of December 31, 2017, the Company had three REO properties with an aggregate book value of $3.3 million compared to three properties with an aggregate book value of $867,000 at June 30, 2017, and two properties with an aggregate book value of $103,000 at December 31, 2016. The increase in the aggregate book value of REO properties was primarily attributable to the reclassification of the commercial real estate loan discussed above and capital improvements incurred subsequent to its transfer to REO.  The increase was partially offset by a sale of a one-to-four family property for $115,000 resulting in a loss on sale of $15,000.

Anchor Bancorp
January 29, 2018

Capital

As of December 31, 2017, the Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Common Equity Tier 1 Capital ("CET1"), Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 13.0%, 14.1%, 14.1%, and 15.1% respectively.  As of December 31, 2016, the Bank's Tier 1 Leverage-Based Capital, CET1, Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios were 13.3%, 14.2%, 14.2%, and 15.2%, respectively.

Anchor Bancorp exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, CET1, Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 14.0%, 15.2%, 15.2%, and 16.1% as of December 31, 2017.  As of December 31, 2016, the Company's Tier 1 Leverage-Based Capital, CET1, Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios were 14.3%, 15.2%, 15.2%, and 16.2%, respectively.

Operating Results

Net interest income. Net interest income before the provision for loan losses increased $431,000, or 10.5%, to $4.5 million for the quarter ended December 31, 2017 compared to $4.1 million for the same period last year primarily due to the increase in average loans receivable, net.  Average loans receivable, net, for the quarter ended December 31, 2017 increased $37.4 million, or 10.4%, to $396.4 million compared to $359.0 million for the quarter ended December 31, 2016.

The Company's net interest margin was 4.27% for the quarter ended December 31, 2017 compared to 4.16% for the quarter ended December 31, 2016. The average yield on loans receivable, net, increased 14 basis points to 5.42% for the quarter ended December 31, 2017 compared to 5.28% for the same period of the prior year, reflecting the increase in high yield construction loans.  The average yield on mortgage-backed securities increased to 2.14% from 1.98% for the same period in the prior year primarily due to a decrease of large principal pay downs resulting in an increase in amortization of premiums. The average yield on interest-earning assets increased 22 basis points to 5.18% from 4.96% for the quarters ended December 31, 2017 and 2016, respectively. The average cost of total deposits increased 13 basis points to 1.12% for the quarter ended December 31, 2017 compared to 0.99% for the same period in the prior year.  The average cost of interest-bearing liabilities increased 14 basis points to 1.14% for the quarter ended December 31, 2017 compared to 1.00% for the same period in the prior year, reflecting the increases in both FHLB advances and in the federal funds rate over the last year.  Net interest income before the provision for loan losses increased $704,000, or 8.6%, to $8.9 million for the six months ended December 31, 2017 compared to $8.2 million for the same period last year primarily due to the increase in average loans receivable, net over the last year. The average yield on interest-earning assets increased 17 basis point to 5.12% for the six months ended December 31, 2017 compared to 4.95% for the same period in the prior year primarily due to the increase in the average yield on loans receivable, net.  The average cost of interest-bearing liabilities increased 14 basis points to 1.14% for the six months ended December 31, 2017 compared to 1.00% for the same period of the prior year, for the reasons stated above.

Provision for loan losses. In connection with its analysis of the loan portfolio, management determined that a $105,000 provision for loan losses was required for the quarter ended December 31, 2017 compared to $75,000 for the same period last year, primarily reflecting our recent loan growth.  Provision for loan losses for the six months ended December 31, 2017 was $180,000 compared to $150,000 for the same period last year.

Noninterest income. Noninterest income remained relatively the same at $1.0 million for both the quarters ended December 31, 2017 and 2016.  A decrease of $71,000 in deposit service fees from $348,000 to $277,000 as consumers reduced their deposit account overdrafts was partially offset by an increase for gain on sales of loans of $48,000 due to an increase in loans sold.  Noninterest income increased $21,000, or 1.0%, to $2.1 million during the six months ended December 31, 2017 which was relatively unchanged from the same period in 2016.

Noninterest expense. Noninterest expense decreased $427,000, or 9.7%, to $4.0 million for the quarter ended December 31, 2017 from $4.4 million for the quarter ended December 31, 2016.  General and administrative expenses declined $261,000 to $572,000 for the quarter ended December 31, 2017 compared to $833,000 for the quarter ended December 31, 2016. This decrease was mainly due to no unfunded loan reserve commitment expense during the current quarter compared to a $75,000 unfunded loan reserve commitment expense in the quarter ended December 31, 2016, and a $46,000 reduction in legal fees and a $31,000 decrease in contribution expense between the periods.  Marketing decreased $83,000 to $84,000 for the quarter ended December 31, 2017 from $167,000 for the same quarter last year.  Compensation and benefits expense decreased $76,000 or 3.3%, to $2.2 million for the quarter ended December 31, 2017 from $2.3 million for the same period in the previous year. The decrease was primarily due to a reduction in stock-based compensation expense related to the Anchor Bancorp 2015 Equity Plan to $19,000 for the quarter ended December 31, 2017 from $147,000 for the same quarter last year and incentive loan

Anchor Bancorp
January 29, 2018

commission decreasing $105,000 from $180,000 for the same quarter last year.  These decreases were partially offset by $245,000 for retention bonuses paid this quarter associated with the pending merger with Washington Federal, Inc.  Noninterest expense decreased $822,000, or 9.4%, to $7.9 million during the six months ended December 31, 2017 compared to $8.7 million for the same period in 2016 primarily due to a $301,000 decrease in compensation and benefits expense and a $424,000 decline in general and administrative expenses.

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 10 full-service banking offices (including one Wal-Mart in-store location) within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, and one loan production office located in King County, Washington. The Company's common stock is traded on the NASDAQ Global Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; the Agreement and Plan of Merger ("Merger Agreement") with Washington Federal, Inc. may be terminated in accordance with its terms, and the merger may not be completed; termination of the Merger Agreement could negatively impact us; we will be subject to business uncertainties and contractual restrictions while the merger is pending; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.anchornetbank.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company's operations and stock price performance.

Anchor Bancorp
January 29, 2018

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands) (unaudited)	December 31, 2017	June 30, 2017
ASSETS
Cash and cash equivalents	$7,418	$14,194
Securities available-for-sale, at fair value	19,829	21,170
Securities held-to-maturity, at amortized cost	4,200	4,949
Loans held for sale	—	1,551
Loans receivable, net of allowance for loan losses of $4,128 and $4,106	398,225	377,908
Bank owned life insurance investment, net of surrender charges	20,288	20,030
Accrued interest receivable	1,453	1,332
Real estate owned, net	3,346	867
Federal Home Loan Bank (FHLB) stock, at cost	3,048	2,348
Property, premises and equipment, net	8,887	9,360
Deferred tax asset, net	4,869	8,011
Prepaid expenses and other assets	1,229	805
Total assets	$472,792	$462,525

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$50,285	$52,606
Interest-bearing	288,167	292,581
Total deposits	338,452	345,187

FHLB advances	63,000	45,500
Advance payments by borrowers for taxes and insurance	1,199	1,195
Supplemental Executive Retirement Plan liability	1,724	1,709
Accounts payable and other liabilities	3,220	3,083
Total liabilities	407,595	396,674

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value per share authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share, authorized 45,000,000 shares; 2,489,030 issued and outstanding at December 31, 2017 and 2,504,740 issued and outstanding at June 30, 2017	25	25
Additional paid-in capital	22,344	22,619
Retained earnings	44,226	44,585
Unearned Employee Stock Ownership Plan (ESOP) shares	(573)	(607)
Accumulated other comprehensive loss, net of tax	(825)	(771)
Total stockholders' equity	65,197	65,851
Total liabilities and stockholders' equity	$472,792	$462,525

Anchor Bancorp
January 29, 2018

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands, except per share data) (unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
Interest income:
Loans receivable, including fees	$5,371	$4,742	$10,504	$9,394
Securities	25	30	59	53
Mortgage-backed securities	128	140	257	307
Total interest income	5,524	4,912	10,820	9,754
Interest expense:
Deposits	843	659	1,686	1,279
FHLB advances	132	135	240	285
Total interest expense	975	794	1,926	1,564
Net interest income before provision for loan losses	4,549	4,118	8,894	8,190
Provision for loan losses	105	75	180	150
Net interest income after provision for loan losses	4,444	4,043	8,714	8,040
Noninterest income:
Deposit service fees	277	348	590	696
Other deposit fees	187	179	387	373
Other loan fees	172	207	400	442
Gain (loss) on sale of loans	47	(1)	157	100
Bank owned life insurance investment	129	130	258	262
Other income	179	123	372	270
Total noninterest income	991	986	2,164	2,143
Noninterest expense:
Compensation and benefits	2,220	2,296	4,305	4,606
General and administrative expenses	572	833	1,145	1,569
Merger expenses	—	—	34	—
Real estate owned holding costs	36	19	66	37
Federal Deposit Insurance Corporation insurance premiums	41	24	77	92
Information technology	490	540	1,027	1,025
Occupancy and equipment	435	441	868	948
Deposit services	101	128	205	240
Marketing	84	167	175	267
Loss on sale of property, premises and equipment	—	—	5	—
Loss (gain) on sale of real estate owned	15	(27)	15	(40)
Total noninterest expense	3,994	4,421	7,922	8,744
Income before provision for income taxes	1,441	608	2,956	1,439
Provision for income taxes	2,844	188	3,315	446
Net (loss) income	$(1,403)	$420	$(359)	$993
Basic (loss) earnings per share	$(0.58)	$0.17	$(0.15)	$0.41
Diluted (loss) earnings per share	$(0.58)	$0.17	$(0.15)	$0.41
Weighted average number of basic shares outstanding	2,429,352	2,404,292	2,425,200	2,396,421
Weighted average number of diluted shares outstanding	2,429,352	2,424,976	2,425,200	2,417,617

Anchor Bancorp
January 29, 2018

	As of or For the Quarter Ended (unaudited)
	December 31, 2017	September 30, 2017	June 30, 2017	December 31, 2016
	(Dollars in thousands)
SELECTED PERFORMANCE RATIOS
Return on average assets (1)	(1.22)%	0.93%	0.58%	0.39%
Return on average equity (2)	(9.31)	6.85	4.48	2.85
Average equity-to-average assets (3)	13.12	13.52	12.85	13.76
Interest rate spread(4)	4.05	3.91	4.11	3.95
Net interest margin (5)	4.27	4.14	4.32	4.16
Efficiency ratio (6)	72.1	71.2	82.9	86.6
Average interest-earning assets to average interest-bearing liabilities	124.1	125.8	124.2	125.4
Other operating expenses as a percent of average total assets	3.5%	3.5%	4.1%	4.1%
Book value per common share	$26.19	$26.76	$26.29	$25.58
Tangible book value per common share (7)	$26.09	$26.67	$26.20	$25.50

CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	13.0%	13.3%	13.0%	13.3%
Common equity tier 1 capital	14.1	14.0	14.1	14.2
Tier 1 risk-based	14.1	14.0	14.1	14.2
Total risk-based	15.1	14.9	15.1	15.2

ASSET QUALITY
Nonaccrual and loans 90 days or more past due and still accruing interest as a percent of total loans	0.4%	0.4%	1.0%	0.8%
Allowance for loan losses as a percent of total loans	1.0	1.0	1.1	1.1
Allowance as a percent of total nonperforming loans	283.3	274.4	110.8	139.1
Nonperforming assets as a percent of total assets	1.0	0.9	1.0	0.7
Net charge-offs (recoveries) to average outstanding loans	0.00%	0.04%	(0.03)%	0.10%
Classified loans	$1,449	$1,607	$3,721	$3,115
_____________________
(1)	Net (loss) income divided by average total assets, annualized.
(2)	Net (loss) income divided by average equity, annualized.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)	Net interest income as a percentage of average interest-earning assets.
(6)	Noninterest expense divided by the sum of net interest income and noninterest income.
(7)
Tangible book value per common share excludes intangible assets. Tangible assets excludes intangible assets. This ratio represents a non-GAAP financial measure. See also Non-GAAP Financial Measures reconciliation in the table below.

Anchor Bancorp
January 29, 2018

Non-GAAP Financial Measures:
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains the tangible book value per share, a non-GAAP financial measure. We calculate tangible common equity by excluding intangible assets from stockholders' equity. We calculate tangible book value per share by dividing tangible common equity by the number of common shares outstanding.  We calculate tangible common equity by excluding intangible assets from stockholders' equity. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors. This non-GAAP financial measure has inherent limitations, is not required to be uniformly applied and is not audited. Further, the non-GAAP financial measure should not be considered in isolation or as a substitute for book value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	December 31, 2017	September 30, 2017	June 30, 2017	December 30, 2016
	(In thousands)

Stockholders' equity	$65,197	$66,776	$65,851	$64,082
Less: intangible assets	260	246	232	213
Tangible common stockholders' equity	$64,937	$66,530	$65,619	$63,869

Total assets	$472,792	$460,387	$462,525	$440,911
Less: intangible assets	260	246	232	213
Tangible assets	$472,532	$460,141	$462,293	$440,698

Tangible common stockholders' equity	$64,937	$66,530	$65,619	$63,869
Common shares outstanding at end of period	2,489,030	2,494,940	2,504,740	2,504,740
Common stockholders' equity (book value) per share (GAAP)	$26.19	$26.76	$26.29	$25.58
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$26.09	$26.67	$26.20	$25.50